As filed with the Securities and Exchange Commission on December 30, 2013
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ENZYMOTEC LTD.
(Exact name of registrant as specified in its charter)

Israel	Not Applicable
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

Enzymotec Ltd.
Sagi 2000 Industrial Area
P.O. Box 6
Migdal Ha’Emeq 2310001, Israel
+972-74-717-7177
(Address of Principal Executive Offices)(Zip Code)
  Enzymotec Ltd. 2003 Israeli Share Option Plan
Enzymotec Ltd. 2013 Omnibus Equity Incentive Plan
(Full Title of the Plans)

Enzymotec USA, Inc.
55 Madison Avenue, Suite 400
Morristown, NJ 07960
 (Name and address of agent for service)

Tel: (973) 912-9400
 (Telephone number, including area code, of agent for service)

Copies to:
Colin J. Diamond, Esq. Joshua G. Kiernan, Esq. White & Case LLP 1155 Avenue of the Americas New York, NY 10036 Tel: (212) 819-8200 Fax: (212) 354-8113	Shiran Gazit, Adv. Enzymotec Ltd. Sagi 2000 Industrial Area, Migdal HaEmeq, P.O. Box 6, 2310001, Israel Tel: +972-7-47177177 Fax: +972-7-47177001	Dan Shamgar, Adv. David S. Glatt, Adv. Meitar Liquornik Geva Leshem Tal 16 Abba Hillel Silver Rd. Ramat Gan 5250608, Israel Tel: +972-3-610-3100 Fax: +972-3-610-3111

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a small reporting company. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☑ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered (2)		Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, par value New Israeli Shekel (“NIS”) 0.01 per share (“Ordinary Shares”)	444,108	(3)	$29.88	(4)	$13,269,947	$1,709.17
Ordinary Shares	1,980,840	(5)	$2.510585		$4,973,067	$640.53

(1)
This Registration Statement registers the offer, issuance and sale of Ordinary Shares pursuant to equity awards that are currently outstanding or that may be granted under the Enzymotec Ltd. 2003 Israeli Share Option Plan as amended and the Enzymotec Ltd. 2013 Omnibus Equity Incentive Plan (the “2003 Plan” and the “2013 Plan”, respectively, and collectively the “Plans”) as well as Ordinary Shares issued following the exercise of such awards.

(2)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such indeterminate number of Ordinary Shares as may be offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions pursuant to the terms of the Plans.

(3)	Represents the maximum remaining number of Ordinary Shares that are available for issuance pursuant to potential future grants under the 2013 Plan in accordance with Rule 457(h)(1).

(4)
Calculated in accordance with Rules 457(h)(1) and 457(c) promulgated under the Securities Act, based on the average of the high and low prices of the registrant’s Ordinary Shares on the NASDAQ Global Select Market on December 24, 2013.

(5)	Represents Ordinary Shares underlying outstanding options under the Plans.

PART I

INFORMATION REQUIRED IN
THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

            The documents containing the information concerning the Plans required by Item 1 of this Registration Statement, and the statement of availability of registrant information and other information required by Item 2 of Form S-8, will be sent or given to persons eligible to participate in the Plans as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). We will maintain a file of such documents in accordance with the provisions of Rule 428 and, upon request, will furnish to the Securities and Exchange Commission (the “Commission”) or its staff a copy or copies of documents included in such file.  Pursuant to the instructions to Form S-8, these documents are not required to be and are not being filed either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute part of a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

            Any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this prospectus) and the other documents required to be delivered to employees pursuant to Rule 428(b) under the Securities Act, will be available without charge to participants in the Plans upon written or oral request by contacting:

Enzymotec Ltd.

Sagi 2000 Industrial Area
P.O. Box 6
Migdal Ha’Emeq 2310001, Israel
Telephone: +972-74-717-7177

Attn:  Oren Bryan

or

Enzymotec USA, Inc.
55 Madison Avenue, Suite 400
Morristown, NJ 07960

Attn: Yossi Ohana

PART II

Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference.

We hereby incorporate by reference herein the following documents (or portions thereof) that we have filed with or furnished to the Commission:

(a)  Our final prospectus filed on September 30, 2013 pursuant to Rule 424(b)(4) under the Securities Act in connection with the Company’s Registration Statement on Form F-1 (File No. 333-190781)

(b)  The description of our Ordinary Shares under “Item 1. Description of Registrant’s Securities to be Registered” in our company’s registration statement on Form 8-A, filed with the commission on September 17, 2013.

All other documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and, to the extent designated therein, Reports of Foreign Private Issuer on Form 6-K furnished by us to the Commission, in each case, subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered under the Registration Statement have been sold, or deregistering all securities then remaining unsold, are also incorporated herein by reference and shall be a part hereof from the date of the filing or furnishing of such documents.

Any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

            Not required.

Item 5.	Interests of Named Experts and Counsel.

            Not required.

Item 6.	Indemnification of Directors and Officers.

Under the Israeli Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our articles of association include such a provision. A company may not exculpate in advance a director from liability arising out of a prohibited dividend or distribution to shareholders.

Under the Israeli Companies Law, a company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking made in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

• financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

• reasonable litigation expenses, including attorneys’ fees, incurred by the office holder (1) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (2) in connection with a monetary sanction; and

• reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf, or by a third party, or in connection with criminal proceedings in which the office holder was acquitted, or as a result of a conviction for an offense that does not require proof of criminal intent.

Under the Israeli Companies Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder if and to the extent provided in the company’s articles of association:

• a breach of the duty of loyalty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

• a breach of duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder; and

• a financial liability imposed on the office holder in favor of a third party.

Under the Israeli Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

• a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

• a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

• an act or omission committed with intent to derive illegal personal benefit; or

• a fine or forfeit levied against the office holder.

Under the Israeli Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to certain office holders or under certain circumstances, also by the shareholders.

We have entered into indemnification agreements with our office holders to exculpate, indemnify and insure our office holders to the fullest extent permitted or to be permitted by our articles of association, the Israeli Companies Law and the Israeli Securities Law, 5728-1968.

We have obtained directors and officers’ liability insurance for the benefit of our office holders and intend to continue to maintain such coverage and pay all premiums thereunder to the fullest extent permitted by the Israeli Companies Law.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Exhibit
4.1(a)	Enzymotec Ltd. 2013 Omnibus Equity Incentive Plan (1)
4.1(b)	Enzymotec Ltd. 2003 Israeli Share Option Plan, as amended as of April 17, 2013 (2)
4.1(c)	2012 U.S. Addendum to 2003 Israeli Share Option Plan (3)
4.2	Articles of Association of the Registrant (4)
4.4	Specimen ordinary share certificate of the Registrant (5)
5	Opinion of Meitar Liquornik Geva Leshem Tal as to the legality of Enzymotec Ltd.’s Ordinary Shares being registered*
23.1	Consent of Kesselman & Kesselman, a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm*
23.2	Consent of Meitar Liquornik Geva Leshem Tal (included in Exhibit 5)*
24	Power of Attorney (included on the signature page of this Registration Statement)*

(1)
Incorporated by reference to Exhibit 10.15 to Amendment No. 1 to the Registrant’s Registration Statement on form F-1 (Commission File No. 333-190781), filed with the Commission on August 22, 2013 (the “F-1 Registration Statement”).

(2)
Incorporated by reference to Exhibit 10.13 the Registrant’s Registration Statement on Form F-1 (Commission File No. 377-00237), confidentially submitted to the Commission on July 10, 2013 (the "Confidential F-1 Registration Statement").

(3)	Incorporated by reference to Exhibit 10.14 to the Registrant’s Confidential F-1 Registration Statement.
(4)	Incorporated by reference to Exhibit 3.6 to Amendment No. 2 to the F-1 Registration Statement.
(5)	Incorporated by reference to Exhibit 4.1 to Amendment No. 1 to the Confidential F-1 Registration Statement
*	Filed herewith

Item 9.	Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)         To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii)        To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Migdal Ha’Emeq, State of Israel, on this 30th day of December, 2013.

Enzymotec Ltd.

By: /s/ Ariel Katz
Name: Ariel Katz
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that the undersigned officers and directors of Enzymotec Ltd., an Israeli corporation, do hereby constitute and appoint Ariel Katz, Chief Executive Officer, and Oren Bryan, Chief Financial Officer, and each of them, their lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement.  Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with such registration statements or amendments or supplements thereof and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof.  This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

[Signature Page to Follow]

Signature	Title	Date

/s/ Ariel Katz	Chief Executive Officer (Principal Executive Officer)	December 30, 2013
Ariel Katz
/s/Oren Bryan	Chief Financial Officer (Principal Financial and Accounting Officer)	December 30, 2013
Oren Bryan
/s/ Yoav Doppelt	Chairman of the Board	December 30, 2013
Yoav Doppelt
/s/ Steve Dubin	Director	December 30, 2013
Steve Dubin
/s/ Mani Wasserman	Director	December 30, 2013
Mani Wasserman
/s/ Yaacov Bachar	Director	December 30, 2013
Yaacov Bachar
/s/ Nir Belzer	Director	December 30, 2013
Nir Belzer
/s/ Dov Pekelman	Director	December 30, 2013
Dov Pekelman
/s/ Yossi Peled	Director	December 30, 2013
Yossi Peled
/s/ Michal Silverberg	Director	December 30, 2013
Michal Silverberg
/s/ Joseph Tenne	Director	December 30, 2013
Joseph Tenne

AUTHORIZED REPRESENTATIVE IN
THE UNITED STATES:

Enzymotec USA, Inc.

By: /s/ Yossi Ohana
Name: Yossi Ohana
Title: Director

Date: December 30, 2013
[Signatures to Power Of Attorney to Enzymotec Form S-8 Registration Statement]

EXHIBIT INDEX

Item 8.	Exhibits.

Exhibit Number	Exhibit
4.1(a)	Enzymotec Ltd. 2013 Omnibus Equity Incentive Plan (1)
4.1(b)	Enzymotec Ltd. 2003 Israeli Share Option Plan, as amended as of April 17, 2013 (2)
4.1(c)	2012 U.S. Addendum to 2003 Israeli Share Option Plan (3)
4.2	Articles of Association of the Registrant (4)
4.4	Specimen ordinary share certificate of the Registrant (5)
5	Opinion of Meitar Liquornik Geva Leshem Tal as to the legality of Enzymotec Ltd.’s Ordinary Shares being registered*
23.1	Consent of Kesselman & Kesselman, a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm*
23.2	Consent of Meitar Liquornik Geva Leshem Tal (included in Exhibit 5)*
24	Power of Attorney (included on the signature page of this Registration Statement)*

(1)
Incorporated by reference to Exhibit 10.15 to Amendment No. 1 to the Registrant’s Registration Statement on form F-1 (Commission File No. 333-190781), filed with the Commission on August 22, 2013 (the “F-1 Registration Statement”).

(2)
Incorporated by reference to Exhibit 10.13 the Registrant’s Registration Statement on Form F-1 (Commission File No. 377-00237), confidentially submitted to the Commission on July 10, 2013 (the "Confidential F-1 Registration Statement").

(3)	Incorporated by reference to Exhibit 10.14 to the Registrant’s Confidential F-1 Registration Statement.
(4)	Incorporated by reference to Exhibit 3.6 to Amendment No. 2 to the F-1 Registration Statement.
(5)	Incorporated by reference to Exhibit 4.1 to Amendment No. 1 to the Confidential F-1 Registration Statement
*	Filed herewith